Exhibit 99.2

Compuware Corp.	CPWR	Q2 2010 Earnings Call	Oct. 22, 2009
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator:  Hello, and welcome to the Compuware Corporation Second Quarter Results Teleconference. At the request of Compuware, this conference is being recorded for instant replay purposes.

At this time, I’d like to turn the conference over to Ms. Lisa Elkin, Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa Elkin, Vice President, Marketing and Communications

Thank you very much, Ernie, and good afternoon, ladies and gentlemen. With me this afternoon are Bob Paul, President and Chief Operating Officer; and Laura Fournier, Executive Vice President and Chief Financial Officer. Certain statements made during this conference call that are not historical facts, including those regarding the Company’s future plans, objectives and expected performance, are forward-looking statements within the meaning of the federal securities laws.

These forward-looking statements represent our outlook only as of the date of this conference call. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially, since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company’s reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information.

The Company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. For those of you who do not have a copy, I will begin by summarizing the press release.

Bob and Laura will then provide details about the quarter and other Compuware business activities. We will then open the call to your questions.

Compuware Q2 earnings per share surged 50% year-over-year to $0.12. Income from operations grows 52% from Q2 last year to $41.4 million. Software license fees reached $50.1 million in Q2. Market leadership drives year-over-year Vantage and Mainframe software license fee increases of 31 and 60% respectively. Professional Services margins nearly triple from year-ago period to 11%.

Compuware Corporation today announced final financial results for its second quarter ended September 30, 2009. Compuware reports second quarter revenues of $217.9 million, compared to $269.8 million in Q2 last year. Second quarter earnings per share were $0.12, compared to $0.08 in Q2 last year, based upon 236.1 million and 257.6 million shares outstanding, respectively. Second quarter net income was $28 million compared to $21.6 million in the same period last year.

I would now like to turn the call over to Bob. Bob?

Bob Paul, President and Chief Operating Officer

Thanks, Lisa. So Q2 represents an extremely positive step in delivering on our overall strategy. Driven by a nearly 52% increase in operating income, the Company produced a 50% year-over-year increase in earnings per share. At $0.12 per share Compuware exceeded Wall Street estimates for EPS by 33%. Software license revenues from core products like Compuware Mainframe Solutions and Vantage are up and operating expenses are down.

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Compuware Corp.	CPWR	Q2 2010 Earnings Call	Oct. 22, 2009
Company▲	Ticker▲	Event Type▲	Date▲

The Company has methodically divested itself of peripheral products and services reducing unprofitable revenues and increasing margins. Compared to the year-ago quarter, we’ve divested or intentionally forgone nearly $60 million in revenue, almost doubling the Company’s operating margin from 10% to 19% and this is obviously good progress on our goal of 25 to 30% operating margin.

Maintenance contracts or renewals entered into during the second quarter excluding divested products were up more than 11% from the year-ago period. Compuware continues to successfully fight to expand our maintenance base. Through ongoing investments and delivering repeatable customer value, we expect that you’ll see continued strength in this important revenue stream. These positive results are no accident. For more than a year, our Compuware 2.0 initiative has fundamentally restructured Compuware for ongoing success. The entire company is focused on achieving a definitive leadership position that is sustainable and will create steady, accelerated growth and profitability.

We have assembled an extremely strong executive line management and sales leadership team who has done a remarkable job. Having said that, the team also knows that a lot of work still lies ahead. We’ve instituted targeted cost reductions and a cultural commitment to expense vigilance. We have positioned Compuware Solutions for success in the near- and long-term, ensuring healthier, more sustainable growth than at any time in the Company’s history.

Looking at the portfolio, for our Compuware Mainframe Solutions, they provide the cash, customer value and market credibility to launch and extend our other solutions. We continue to increase investments here. As validated by Gartner, our market growth in the mainframe testing tool space is six times that of our nearest competitor. Our market share is more than twice that of our nearest competitor. We are executing progressively and protecting and looking to expand our footprint in this space.

Compuware’s Distributed Product set is healthy and profitable. Application performance management is the Company’s growth engine category and by combining Vantage and Gomez, we have delivered the global standard for optimizing application performance, an at least $18 billion category according to Forrester. Our combined solution is the only one that can provide a unified view of application performance across the entire application delivery chain, both Enterprise and Internet, with immediate problem isolation resolution.

If you join the experts in believing that virtualization, cloud computing and mobile computing are growth markets, you should know that Compuware is the only company that can deliver performance monitoring and management over these increasingly complex environments. This simply means we are the early mover in a growth market that should feed the accelerated growth of the overall company.

Furthermore, we are already working on building next-generation application performance management capabilities. So when competitors generate catch-up hype in this category, we will be another step or two ahead. That ultimately is the magic of operational focus. Also we’ve just completed our most recent round of business planning for Gomez and it’s clear the acquisition will be operationally accretive this fiscal year.

I want to talk briefly about Covisint and its organizational maturity. For a couple of years, we projected that the downturn in the Automotive would offset some of the emerging growth in the Healthcare Practice. Yet, in spite of the flat quarter-to-quarter revenues, the year-over-year growth was 11.6%. But here is what’s changed. This quarter, we saw a 29% increase in Automotive billings, a good proxy for revenue growth in a SaaS model, and a 40% increase in Healthcare revenue. This is significant because the Auto practice is now back to growth and we have both existing and expected healthcare contracts that will accelerate adoption in coming quarters.

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Compuware Corp.	CPWR	Q2 2010 Earnings Call	Oct. 22, 2009
Company▲	Ticker▲	Event Type▲	Date▲

On another front, our recently established partner organization is already producing incremental revenue, including one of the largest Vantage deals that we signed in Q2. With definitive partner agreements with industry leaders such as Cisco and Accenture and a growing strategic presence in both those organizations we see great opportunity to expand market share. As more joint offerings gain traction, we expect to see further revenue growth as a result of these partnerships. We continue to focus on fewer, better and more influential partners who understand and extend our business value around optimizing application performance across the Enterprise and the Internet.

Finally, our Services business is much healthier than it has been in the past. With a margin nearly triple that of the year-ago period and doubled from last quarter we have a foundation from which we can continue to improve this business. We will do so primarily by delivering higher margin differentiated services, growing the product related services business and continuing to improve operational discipline.

So, in summary, I ask how should you measure our progress. Well first, we committed to focus on becoming best in the world in achieving a market leadership position in application performance management. I know that there is a lot of execution work still to do ahead of us, but our team and most analysts believe that that market is ours to lose. With the combined Vantage and Gomez offering, we have an unparalleled solution and thought leadership position.

The acquisition of Gomez when combined with our existing Covisint bookings will give Compuware about $100 million in annual trailing bookings in the infrastructures and service category. This category is experiencing tremendous growth as companies look to speed time to value and reduce capital expenditures.

We also committed to stop doing those things where we could not be best in the world. The divestitures and discontinuation of some point products has provided great focus and resource allocation towards those areas where we are best in class. We committed to incubate Covisint and position this group for breakout growth, which we are more optimistic about than ever.

We committed to improve our Services margin and although this was a difficult task, we have obviously made substantial progress with more opportunity for improving ahead. We committed to substantial expense reductions and improved operational agility. While we can visibly see the margin improvement, the powerful impact of the operational agility will be felt in the quarters and years to come.

Finally we committed to set realistic expectations and then overachieve. As such, for the fiscal year, we are maintaining our previously stated guidance of 0.60 to $0.70 per share including the gains from the sale of our Quality Solutions. Moving into the second half of the year, we will continue to operate aggressively with the focus, the confidence and the swagger that our employees have adopted to ensure we deliver on these expectations.

One last point. We’ve executed the business plan, we believe with precision and some success. If you look at the sum of the parts and Compuware’s prospects for growth, our share price should be higher and our sell-side analyst coverage should be broader. Starting immediately, we will more formally engage to communicate this powerful story with financial and industry analysts, which we think will lead to great things ahead. Thank you.

Laura Fournier, Executive Vice President and Chief Financial Officer

Thanks, Bob. Our Q2 results clearly indicate that Compuware is headed in the right direction. We are making measurable progress on all fronts, from strategy all the way through execution. Q2 was an excellent quarter. We beat Street License, Maintenance, total revenue and EPS expectations, and we saw an increase in our operating margin from 10 to 19% year-over-year. And our balance sheet continues to be a reflection of our rock solid financial strength.

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Compuware Corp.	CPWR	Q2 2010 Earnings Call	Oct. 22, 2009
Company▲	Ticker▲	Event Type▲	Date▲

Our strategic focus is evident in terms of our License revenue when you consider last year’s numbers included revenue from the divested QA products. On an apples-to-apples comparison, if you eliminate the $6.5 million in QA revenue from last year’s License number, we actually exceeded last year’s Q2 License results by approximately $14.4 million or nearly 40%.

It is also important to do the same apples-to-apples comparison when looking at Maintenance results. In eliminating approximately $9 million in divested QA Maintenance revenue from last year’s Maintenance number and adjusting for the $3 million negative impact from currency, our Maintenance performance this quarter is much more in line on a year-over-year comparable basis. The bottom line is that our Maintenance business continues to perform extremely well, rising above economic and competitive pressures. This is an excellent sign for the business going forward.

We continue to make tremendous progress regarding operating expense management. In the second quarter, every expense category was down on a year-over-year comparison for a net decrease in total operating expenses of 27% or $66.1 million. Even if we eliminate the directly allocable QA expenses in Q2 of last year, total expenses are still down 22.6%.

In terms of cash, we continue to expect operating cash to come in at $200 million for the year. As expected, our second quarter operating cash flow was negative. As we discussed last quarter, the primary reason centers around the classification of the estimated income tax payment on the $52 million gain on the QA divestiture as operating, while the gain itself was classified as investing. Still, for the first six months, our operating cash flow was approximately $70 million and we are well positioned to reach our $200 million operating cash flow goal for the year, particularly with our strongest cash collection period in front of us.

Given the strength of our current cash position, we anticipate a modest draw on our line of credit, between 25 and $35 million, when the Gomez acquisition closes. With regard to the stock buyback, in Q2 we repurchased approximately 7.3 million shares for about $53.5 million. Since May of 2003, we have repurchased nearly 180 million shares for approximately $1.5 billion.

We will continue to evaluate business and economic conditions and continue to buy back stock when it is fiscally prudent to do so. And given the current price of our stock, we will be back in the market when the window opens on Monday. This is a very exciting time for Compuware, our shareholders, employees and customers. We have a tremendous plan in place and it is working.

Our operating results and our strategic actions such as our pending acquisition of Gomez and our divestiture of the QA business are a testament to that. But it goes beyond all that. I’ve been at Compuware a long time and it’s been a while since I have seen such a shared sense of purpose, commitment and optimism among the team. I am convinced that we have the focus, the leadership, the direction and the expertise needed to capitalize on our tremendous potential and that is a very powerful dynamic.

Lisa?

Lisa Elkin, Vice President, Marketing and Communications

Thanks, Laura. At this time, ladies and gentlemen, we will now be happy to take your questions.

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Compuware Corp.	CPWR	Q2 2010 Earnings Call	Oct. 22, 2009
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions]. And our first question comes from the line of Kirk Materne with Rafferty Capital Market. Please go ahead, your line is open.

<Q – Kirk Materne>: Yes, thanks very much and congratulations on the quarter. Bob, maybe just to start it off, can you talk a little bit about the change in sort of the environment, if you have seen much, clearly the results on a license basis in both Distributed and Mainframe were both a lot better sequentially. And I was just trying to get some perspective on, if the pipeline, the activity in the pipeline has picked up or it was just better conversions on the opportunities within the pipeline on, for both Distributed and Mainframe?

<A – Bob Paul>: Yeah. No easy answer there, Kirk. I can give you a couple of variables and characteristics around the quarter. First off, typically when we’re looking at our sales commits, in prior quarters last year we had a tough time holding on to the commit during the quarter. And as the quarter came to an end, obviously the commit came down a little bit. This was the first quarter I’ve been here where the commit numbers actually went up at the end of the quarter. And I attribute that almost exclusively to a sales operational discipline that we were implementing for about six months and now at the beginning of the year, have in place, beginning of our fiscal year, around the training, around activity based management, that we are tracking globally real-time and the leadership that’s following through and making sure it happens.

So I think there is a much overall greater sense of discipline and thoughtfulness that’s going into the sales process and execution itself. Having said that, the tougher thing is whether the general macroeconomic conditions are changing or not. It’s tough to say, because I think we’re also doing a much better job with a much sharpened value proposition and a cleaner proof of concepts, cleaner implementations, those kinds of things. So I would say that the -- on the Mainframe side, there are still tough battles and we’re still fighting hard and winning more than our fair share on ROI justification. And so, if you look at that purely on the Mainframe side, you’d start to think that maybe conditions are starting to change. But it’s hard to say, because it’s sort of clouded a little bit by the performance improvements that we’ve made.

<Q – Kirk Materne>: Okay. That’s fair. Not trying to nail you down on calling a turn macro, obviously. Maybe on the -- just on Covisint, you noted that the billings have started to trend back up on the Auto side. Can you give some more color around that, what’s driving that and is that sustainable or is this a little bit of catch up? And I guess just going forward on Covisint as a whole, I know you guys have been reluctant to sort of give too much color on sort of where it is from a revenue perspective, but just in terms of growth now that Autos has stabilized a little bit, what can we expect either from I guess, a billings perspective or a revenue perspective in terms of growth from that business or your expectations around it?

<A – Bob Paul>: Okay. So, a good way to look at the Covisint business is by industry sector as you just characterized. The Automotive piece of the business actually has returned to growth and we do believe that the growth part of that is sustainable. We are getting new contracts with customers that we’ve not had before. We’re getting new, I would call them strategic opportunities that are driving -- the primary revenue drivers in Covisint is number of users and volume of data through the platform -- is driving both of those key variables.

So that’s a good thing and I think that’s just a result of at least the automotive industry here stabilizing and turning somewhat back to a more normal market in the new environment. So, on the Healthcare side, it’s very interesting. We have a couple of major contracts and partnerships and the bookings are obviously well in advance of revenue as we’ve talked about before in the SaaS offering. And the climate for change in the healthcare industry to achieve a lot of the goals that are being talked about on the national level is -- are starting to come into play. And by that I mean, we are starting to see major physician groups looking to adopt, to be in a position to take advantage of the economic stimulus and obviously improve their practices.

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Compuware Corp.	CPWR	Q2 2010 Earnings Call	Oct. 22, 2009
Company▲	Ticker▲	Event Type▲	Date▲

And then we’re also seeing a lot of state governments preparing for healthcare backbones, if you will, that will allow healthcare interoperability and healthcare information exchanges thrive. So with that, the major contracts that we have signed, it takes a while to build those out and a while to -- and a little while to start implementing and adopting. We’re now in a phase of the business where the adoption has started. So having said that, without getting into trouble on too much color around the future, we’re expecting to see significant, I would say anywhere from a 20 to 45 to 50% increase in bookings in that sector next quarter and beyond. And obviously, that is an indicator of a very strong proxy for future revenue. So we’re very excited about the business and as it’s an emerging category, we also need to stay very, very vigilant around the solution, the value proposition and the repeatability of it moving forward. But right now all things are solid.

<Q – Kirk Materne>: Okay. Great. Maybe I will step aside and let some other people ask questions, but I might come back. Thanks.

<A – Bob Paul>: Thanks, Kirk.

Operator:  Thank you. We do have a question coming from the line of David Rudow with Thrivent Financial. Please go ahead, the line is open.

<Q – David Rudow>: Good afternoon, everyone.

<A – Laura Fournier>: Hi, David.

<A – Bob Paul>: Hi, David.

<Q – David Rudow>: Bob, did you mention what Covisint revenues were in the quarter?

<A – Bob Paul>: I mentioned they were flat and I think we mentioned it last quarter, so that’s just under about 9.6.

<Q – David Rudow>: Okay. Any update on when they are going to -- when you’re going to spin that out, go public with that company?

<A – Bob Paul>: No, we are not putting a timing on it. What we’re doing is, we are -- we have an internal goal that once we get to 100 million of bookings, then that feel, from all the data that we have from all the different analysts and groups and comparables, that feels like a good moment in time, providing that the growth numbers are there, the profitability is there, the cash flow is there and we watch those indices very, very closely every quarter. And so we are actually very excited in that -- the 12 -- if things progress -- the 12 to 24 month category, but I would say stay tuned for that one, and we’ll be able to give you a lot more information about it towards the end of the fiscal year.

<Q – David Rudow>: Okay. And what is the long-term share count? I know Pete has said in the past, he wants to get it I think below 200 million. Is that still the plan longer term?

<A – Bob Paul>: Yeah. We haven’t changed the target of 200 million outstanding shares as a goal. Obviously, I mean, Laura, when we get there it will be something else that we review.

<Q – David Rudow>: Okay. And then any -- given you’re going to be spending most of the cash and then some on Gomez, granted you will be building that back up again, any other capital plans or will you just let the cash flows then build again and start buying back shares at some point in the future?

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Compuware Corp.	CPWR	Q2 2010 Earnings Call	Oct. 22, 2009
Company▲	Ticker▲	Event Type▲	Date▲

<A – Laura Fournier>: As I said, we will probably start buying back shares right away when the window opens on Monday.

<Q – David Rudow>: Okay, okay.

<A – Laura Fournier>: So we’re going to continue doing that, since our big cash flow quarter is ahead of us yet.

<A – Bob Paul>: And on the capital side, nothing on the horizon right now to, if you tie -- want more acquisitions and things like that that make sense.

<Q – David Rudow>: Okay. So you’re fine right now with Gomez. And will you -- when does that deal close and how will you present that in the income statement for us?

<A – Bob Paul>: Okay. Well, I’ll let Laura handle that one.

<A – Laura Fournier>: The deal will close probably, we’re hoping sometime around the 1st of November, but no later than November 15. And as far as how we present it, we still haven’t worked out all of that, but it is going to be software-as-a-service, so it is a ratable model. And it could be a separate line; we still have to work on that.

<Q – David Rudow>: And will you talk about bookings like you do for Covisint for them? I mean, how much detail will you plan on giving?

<A – Laura Fournier>: We will definitely talk about bookings, because that will be a very relevant number for that company.

<A – Bob Paul>: And the nice thing is David, as they’ve already filed their S1, they’re very used to tracking and monitoring those numbers, so it shouldn’t be a challenge at all. The other thing if I could, relative to the Gomez acquisition, we’ve actually been making great strides with joint customers and are looking to make some, we think very exciting announcements towards end of November around some solutions that we think are just going to be received very, very well by our target markets.

<Q – David Rudow>: And you won’t book both Covisint and Gomez on the same line would you and call it software-as-a-service?

<A – Laura Fournier>: We won’t, we will definitely give the breakout of those two numbers.

<Q – David Rudow>: Okay, okay. And then the longer-term operating margin of 25 to 30%, what level of revenues, or is there a level of revenues, that you need to be at to hit that number?

<A – Bob Paul>: That’s a great question and, David, what I would ask is that you hold on with that one, because the Gomez acquisition changes a lot of things. We’re going through the next level of planning right now for Q4 and beyond fiscal year ‘11 that we’ve just kicked off. And so we have to build that plan and those assumptions into this new model with this acquisition. So anything that we give you right now would be wrong. But I think we will be able to talk about it more definitively shortly.

<Q – David Rudow>: And then to get to that fixed, the midpoint of the guidance range on earnings, what level of operating margin should we assume?

<A – Laura Fournier>: Well, it’s going to be a combination between -- certainly in Q3 and Q4 we should see some strong revenue growth. And we will continue to work at expenses, then it’s going to be a mix in these next two quarters given the Gomez acquisition.

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Compuware Corp.	CPWR	Q2 2010 Earnings Call	Oct. 22, 2009
Company▲	Ticker▲	Event Type▲	Date▲

<Q – David Rudow>: Okay.

<A – Bob Paul>: Obviously David, the easy answer is, we’re going to get to that 25% operating margin number as quickly as possible.

<Q – David Rudow>: Is that multi years out or do you think as the economy turns, you can get there in 2011?

<A – Bob Paul>: Oh, yeah. Well, here’s me being positive about things, but I think that’s a very, very fair target.

<Q – David Rudow>: Okay. And then on the -- how did the Federal vertical perform in the quarter and you could -- can you talk about any of the big deals that you had?

<A – Bob Paul>: Wow, you got some inside scoop. We did -- we’ve done very well with the Federal Government this past quarter. We had a large deal with the Social Security Administration and obviously we continue to do -- have some very strong opportunities in other areas of the Federal Government, actually expanding on the SSA deal as we speak. But I don’t have the specifics of that breakdown in front of me, but it was a large-size deal. The other piece of good news is that, I think the number of what we’ve classified as large deals close to tripled over same period last year. So we’re definitely getting our fair share and becoming more strategic with the markets we’re going after.

<Q – David Rudow>: Do you see the Federal Government becoming bigger and was the deal a Mainframe or a combination of Mainframe and Distributed?

<A – Bob Paul>: It was primarily Mainframe, but combination. And we do see the Federal Government business becoming bigger, we’ve got a -- we’ve added some great new talent to the team, some additional resources and some, also allocation of some development expenses to handle some very specific initiatives going on in the Federal Government. So a nice opportunity for growth there.

<Q – David Rudow>: Okay. Thank you very much for your time.

<A – Bob Paul>: Thank you, David.

Operator:  Thank you. And we do have a follow-up from Kirk Materne with Rafferty Capital Markets. Please go ahead, your line is open.

<Q – Kirk Materne>: Yeah, thanks very much. I guess maybe, Laura, just around Gomez when we start looking at the potential revenue impact from that as that comes on board, is there any sort of purchase accounting that you have to write down revenue associated with that given that they are more of a ratable model? Or should that revenue, as it’s been trending just sort of flow, come on your income statement pretty directly? I’m just trying to get a sense on, if there’s any write-downs you have to do from a revenue perspective?

<A – Laura Fournier>: No, the write-down is relatively small on the deferred side. I think that we will continue to see their revenue track along; there won’t be any major differences. The only thing from a purchase accounting, we will have obviously some amortization related to that part of the price that is required to be amortized and we just don’t have that number yet, but as a worse case, it will be about $5 million a quarter.

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Compuware Corp.	CPWR	Q2 2010 Earnings Call	Oct. 22, 2009
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Kirk Materne>: Okay. And just, you guys have been pretty true to sticking to GAAP. Given you’re going to bringing on -- I assume you are talking 0.65 to $0.70, you are excluding any amortization from Gomez as we think about it in our model?

<A – Laura Fournier>: No, we aren’t, we have included it.

<Q – Kirk Materne>: Okay. So you’re going to have the 0.60 to $0.70 in EPS includes sort of a $5 million or thereabout, headwind, is that fair?

<A – Laura Fournier>: That’s fair.

<Q – Kirk Materne>: Okay. That’s good. That’s it from me. Thanks again.

<A – Bob Paul>: Thanks, Kirk.

Operator:  Thank you. And ladies and gentlemen, we will now conclude the question-and-answer session of today’s conference call. I’d like to turn the conference back over to Lisa Elkin. Please go ahead.

Lisa Elkin, Vice President, Marketing and Communications

At this time ladies and gentlemen, we will adjourn this conference call. Thank you very much for your time and interest in Compuware and we hope you have a great evening.

Operator:  Thank you. And ladies and gentlemen, this conference will be available for replay after 7:00 PM today until October 29, 2009 at midnight. You may access the AT&T Executive Playback Service at any time by dialing 1-800-475-6701 and entering the access code 115199. International participants may dial 1-320-365-3844. Again, those numbers are 1-800-475-6701, international participants may dial 1-320-365-3844 using the access code 115199. That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference Service. You may now disconnect.

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